THERIAULT EMPLOYMENT AGREEMENT
This Employment Agreement is made as of November ___ , 2006 by and between Gold Run Inc., a Delaware corporation having an office at 330 Bay Street, Suite 820, Toronto, Ontario M5H 2S8 Canada (the “Company”) and Brion Theriault, an individual residing at 972 Blue Jay Drive, Spring Creek, Nevada 89815 (the “Employee”). This Agreement is effective as of September 16, 2006.
WHEREAS, the Company desires to hire the Employee as its Senior Field Geologist to provide the services hereinafter set forth, on the terms and conditions hereinafter set forth; and
WHEREAS, the Employee desires to accept such employment on such terms and conditions.
NOW, THEREFORE, the parties hereto do hereby covenant and agree as follows:
1. Employment; Term. The Company will employ the Employee, and the Employee hereby accepts such employment, on the terms and conditions set forth herein. The Employee’s employment hereunder shall be deemed to have commenced on September 16, 2006 and shall end on September 15, 2009 (the “Term”).
2. Duties.
(a) The Employee shall undertake activities and operations as directed by the Company, consistent with the typical duties and obligations of a Senior Field Geologist. The Employee shall assist the Company’s President and Chief Geologist in establishing a generative gold exploration program, and his duties shall include, without limitation: (i) development, implementation and management of all exploration activities, (ii) preparation of various technical material, reports and summaries which may be required by law or as otherwise deemed necessary by the Company, and (iii) travel as may be deemed advisable and necessary by the Company, consistent with the Employee’s responsibilities.
(b) The Company and the Employee shall comply in all material respects with all federal, state and local laws, ordinances, regulations, rules and orders applicable to its mining exploration operations or to him, as the case may be.
(c) The Employee shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established by the Company. The Employee will devote his full time and attention exclusively to the rendering of his services hereunder, subject to four (4) weeks vacation per year of the Term. The
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Employee shall not be entitled to any additional salary in the event he fails to take such vacation or any portion thereof, nor shall the Employee shall be entitled to an extended vacation in subsequent years of the Term.
3. Salary. The Employee shall be paid a salary at a rate of US $96,000 per annum, payable in accordance with the Company’s payroll practices.
4. Expenses. The Employee shall be entitled to receive reimbursement of all expenses reasonably incurred by him in performing his services hereunder, including all travel and living expenses while away from home on business or incurred at the specific request or direction of the Company; provided, however, that all such expenses must be accounted for in accordance with the rules, policies, procedures and guidelines established by the Company, as the same may be modified or amended from time to time; and further provided, that all such expenses must be submitted to the Company together with appropriate expense vouchers and substantiated by evidence competent to establish such expenses to the United States Internal Revenue Service or as the Company may otherwise require.
5. Termination of Employment. Notwithstanding any other provision of this Agreement to the contrary, the Employee’s employment may be terminated prior to the expiration of the Term only as follows:
(a) At the option of the Company, but only in the event:
(i) of the death of the Employee;
(ii) of the Employee’s permanent disability, which shall mean the Employee’s substantial inability to render the services required hereunder for a period of three (3) consecutive months because of a physical or mental condition; or
(iii) of Good Cause as determined by the Company, as such term is defined in Section 5(b). If the Company shall determine that there is Good Cause to terminate the Employee’s employment, then the Company shall send the Employee a written notice detailing such Good Cause and giving the Employee twenty (20) days to correct or cure any defects, breaches or deficiencies which created such Good Cause. If the Employee has not corrected or cured such defects, breaches or deficiencies to the Company’s reasonable satisfaction within such period, the Company may then proceed to terminate the Employee’s employment; provided, however, that the Company must advise the Employee of what defects, breaches or deficiencies the Employee had failed to correct or cure and which resulted in his termination.
(b) For purposes of Section 5(a)(iii), “Good Cause” shall mean:
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(i) any material breach by the Employee of the terms of this Agreement as determined by the Company and which is not timely cured; or
(ii) the commission by the Employee of (1) an act of dishonesty against the Company or its customers, vendors, employees, consultants or advisors, or (2) an act which constitutes a felony or fraud under applicable law, or (3) any chronic violations of the law; or
(iii) the Employee’s (1) abuse during business hours of any substance deemed detrimental by the Company to the performance of his duties, or (2) conducting business under the undue influence of such substances, or (3) abusing such substances to the extent that his ability to perform his duties is impeded.
(c) In the event of any material breach by the Company of the terms hereof, the Employee shall give the Company twenty (20) days to cure such breach. If the Company has not cured such breach within such period, then the Employee may resign from employment with no penalty; provided, however, that he must first indicate to the Company the manner in which it has not cured any such alleged breach.
(d) Upon the termination of the Employee’s employment prior to the expiration of the Term, the Employee or his legal representatives shall be entitled to receive any salary accrued as of the date of such termination. In addition, upon termination of the Employee’s employment by the Company for any reason other than those reasons specifically set forth in Section 5(b)(i) or 5(b)(ii) hereof, the Company shall pay to the Employee or his estate severance in an amount equal to three (3) months’ salary and any unpaid reimbursable expenses.
6. Employee Undertaking. The Employee will not hold, accept or otherwise acquire any position with another entity, as a shareholder, partner, consultant, officer or director, where such position could result in a conflict of interest arising between the Employee and the Company respecting any aspect of mineral exploration.
7. Stock or Option Plan. The Company shall determine, from time to time and in its sole discretion, whether and to what extent the Employee may participate in any stock or option plan hereafter adopted by the Company.
8. Confidential Information. The Employee acknowledges that, as a result of his employment by the Company, he will obtain secret and confidential information concerning the Company’s business, including, without limitation, geological data obtained from the Company’s exploration activities and data relating to prospective leasing opportunities being evaluated or which have been evaluated by the Company and other information about the Company and its operations which are not public knowledge.
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The Employee also acknowledges that the Company would suffer substantial damage if, during the period of his employment with the Company or thereafter, the Employee should divulge such secret and confidential information that he acquires during the course of his employment. Therefore, the Employee agrees that he will not, during the Term or for a period of one (1) year thereafter, disclose or divulge to any person or entity any secret or confidential information obtained by the Employee while employed by the Company.
9. Non-Competition. In the event that the Employee terminates his employment prior to the expiration of the Term while the Company is not in material breach of any provision of this Agreement, then the Employee shall not engage, directly or indirectly, in any activities related to the business of gold exploration within a two (2) mile radius of any project or prospect in which the Company has either an interest or an intent to acquire an interest as of the date of termination. This restriction on Employee’s activities shall terminate eighteen (18) months from the date of any such termination. In the event that the Company shall be acquired or this Agreement is otherwise assigned by the Company to another entity, the Employee expressly consents to the assignment of this provision to such successor or assignee.
10. Injunctive Relief. The parties hereto recognize and acknowledge that the provisions of Sections 8 and 9 are of great importance and value to the Company, that they are necessary for the Company’s protection, that they are reasonable restraints ancillary to the formation and organization of the business and the retention of the Employee, and that the Company would be irreparably damaged by a breach thereof and that is would not be adequately compensated by monetary damages. Accordingly, in addition to any other remedy available to it at law or equity, the Company shall be entitled to injunctive relief from any Court of competent jurisdiction restraining any violation or threatened violation of the provisions of Sections 8 and 9, without the necessity of proving monetary damages or the insufficiency thereof, and without the necessity of posting a bond. If any provision of this Agreement is held to be unenforceable for any reason, the Court making such determination shall have the power to modify this Agreement so that such provision becomes enforceable. If any portion of any provision of this Agreement is held to be unenforceable, such finding will not effect the remaining portions of such provision or any other provision of this Agreement.
11. Release upon Termination or Expiration. In the event that the employment of the Employee with the Company ceases for any reason, in exchange for full payment of all amounts owing to the Employee under the terms of this Agreement as of the date of termination, the Employee shall execute and deliver to the Company a general release in the form to be determined by the Company, to the effect that the Employee acknowledges that his receipt of any monies and benefits pursuant to the terms of this Agreement is in full satisfaction of any and all outstanding claims or entitlements which the Employee may otherwise have against the Company, as well as its officers, directors, employees and agents.
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12. Employee Representations and Warranties. The Employee hereby makes the following representations and warranties, and acknowledges the Company’s reliance upon them: (i) The Employee has the authority to enter into this Agreement; (ii) this Agreement does not conflict with any other agreement to which the Employee is a party or to which he may be bound; (iii) the Employee has read and understands this Agreement, and (iv) the Employee has had the opportunity to consult with counsel of his choosing before signing this Agreement.
13. Entire Agreement; Amendment. This Agreement contains the entire agreement between the Company and the Employee with respect to the subject matter hereof and supersedes any other agreements or understanding concerning the terms of the Employee’s employment with the Company. This Agreement may not be amended, waived, changed, modified or discharged except by a writing signed by both parties.
14. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, by certified mail, return receipt requested, as follows:
(a)	If to the Company:
Gold Run Inc.
330 Bay St.
Suite 820
Toronto, Ontario M5H 2S8
Canada
(b)	If to the Employee:
Brion Theriault
972 Blue Jay Drive
Spring Creek, Nevada
89815
and/or to such other persons and addresses as either party shall have specified in writing to the other by notice as aforesaid.
15. Assignability. In the event of any sale or other disposition of all or a substantial part of the business of the Company, whether by sale of stock, sale of assets, merger or otherwise, then the successors and assigns of such business shall assume all of the Company’s obligations under this Agreement in place and in stead of the Company so that the Employee will continue to have all of the benefits of this Agreement to the same extent that the Employee would have had if the aforesaid sale had not taken place. In the
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event that the Company’s successors or assigns indicate that they do not wish to accept assignment of this Agreement, then, prior to the date of such succession or acquisition, the Company shall pay the Employee all of his salary which he is due through the remainder of the Term, and notwithstanding the foregoing, this Agreement shall then terminate as of the date of such succession or assignment. This Agreement shall not be assignable by the Employee under any circumstances.
16. Captions. The caption headings in this Agreement are for convenience only and are not intended to be construed as defining or limiting the contents of any portion of this Agreement.
17. Waiver. The failure of any party at any time to require performance of any provision of this Agreement shall in no manner affect that party’s right at a later time to enforce the same provision or any other provision of this Agreement. No waiver by any party of any breach of any portion of this Agreement shall be deemed to constitute a further or continuing waiver of any other breach of this Agreement at any other time.
18. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada applicable to contracts made and performed therein. The parties agree to the exclusive jurisdiction of the Courts sitting in the State of Nevada for all disputes arising under this Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of November _____, 2006.
GOLD RUN INC.

By: John Pritchard, Chief Executive Officer	Brion Theriault
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